UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2019

Beyond Air, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-38892	47-3812456
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

825 East Gate Blvd., Suite 320

Garden City, NY 11530

(Address of Principal Executive Office)

516-665-8200

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.0001 per share	XAIR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01	Entry into a Material Definitive Agreement

On December 10, 2019, Beyond Air, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with SunTrust Robinson Humphrey, Inc. as representative of the several underwriters named therein (collectively, the “Underwriters”), relating to the issuance and sale (the “Offering”) of 2,325,000 shares of common stock, par value $0.0001 per share (the “Common Stock”). The price to the public in the Offering is $3.66 per share, and the Underwriters agreed to purchase the shares from the Company pursuant to the Underwriting Agreement at a price of $3.4038 per share. The Underwriters have a 30-day option to purchase up to an additional 348,750 shares of Common Stock, which option was partially exercised on December 12, 2019 for 295,199 shares. The Offering, including the issuance and sale of shares pursuant to the Underwriters’ partial exercise of their option to purchase additional shares, closed on December 12, 2019.

Also on December 10, 2019, the Company and certain existing U.S. and foreign investors entered into common stock purchase agreements (collectively, the “Purchase Agreements”) for the issue and sale of unregistered shares of common stock (the “Concurrent Private Placement”). The  Concurrent Private Placement closed on December 12, 2019. The Purchase Agreements provide that, subject to the closing of the Offering and the satisfaction of other customary closing conditions, the investors would purchase an aggregate of 532,786 shares of the Common Stock at a price per share of $3.66, which is equal to the price to the public in the Offering (the “Private Placement Shares”). The issuance of the Private Placement Shares was made in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Underwriters served as placement agents for the placement of the Private Placement Shares and received a placement agent fee equal to a percentage of the total purchase price of the Private Placement Shares, which percentage is equal to the percentage discount the underwriters received on shares sold in the Offering. The Purchase Agreements contains customary representations, warranties and agreements by the Company and the investors.

The net proceeds to the Company from the sale of the shares in the Offering, including the partial exercise of the over-allotment option, was approximately $10.2 million, after deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company.

The Offering was made pursuant to an effective registration statement on Form S-3 (Registration Statement No. 333-231416), as previously filed with the Securities and Exchange Commission, and a related prospectus. The Underwriting Agreement contains customary representations, warranties and agreements by us, customary conditions to closing, indemnification obligations of Alder and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The Underwriting Agreement is filed as Exhibit 1.1 to this report, and the description of the terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit. A copy of the opinion of Sichenzia Ross Ference LLP relating to the legality of the issuance and sale of the shares in the Offering is attached as Exhibit 5.1 hereto.

The Form of Purchase Agreement with U.S. Investors and the Form of Purchase Agreement with Foreign Investors are filed as Exhibits 10.1 and 10.2 to this report, and the description of the terms of the Purchase Agreements is qualified in its entirety by reference to such exhibits.

Item 3.02.	Unregistered Sales of Equity Securities.

See the description set forth under Item 1.01 above, which is incorporated into this Item 3.02 by reference. The Private Placement Shares were issued in reliance upon exemption from registration pursuant to Section 4(a)(2) under the Securities Act in a transaction not involving a public offering of such shares.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
1.1	Underwriting Agreement, dated December 10, 2019, by and among Beyond Air, Inc. and SunTrust Robinson Humphrey, Inc., as representative of the several underwriters named therein.
5.1	Opinion of Sichenzia Ross Ference LLP
10.1	Form of Purchase Agreement with U.S. Investors
10.2	Form of Purchase Agreement with Foreign Investors
23.1	Consent of Sichenzia Ross Ference LLP (contained in Exhibit 5.1 hereto)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEYOND AIR, INC.

Date: December 12, 2019	By:	/s/ Steven A. Lisi
Steven A. Lisi
Chief Executive Officer